Exhibit 10.1

SECOND AMENDMENT TO

KEURIG GREEN MOUNTAIN, INC.

2002 DEFERRED COMPENSATION PLAN

This SECOND AMENDMENT TO KEURIG GREEN MOUNTAIN, INC.’S 2002 DEFERRED COMPENSATION PLAN (the “Second Amendment”) is entered into as of the 19th day of June, 2014 by Keurig Green Mountain, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company (formerly Green Mountain Coffee Roasters, Inc.) amended and restated, effective December 13, 2007, the Company’s 2002 Deferred Compensation Plan (the “Plan”);

WHEREAS, on March 6, 2014, the Compensation and Organizational Development Committee of the Board of Directors (the “Committee”) amended the Plan to replace the name “Green Mountain Coffee Roasters, Inc.” with “Keurig Green Mountain, Inc.” (the “First Amendment”); and

WHEREAS, at a meeting of the Committee held on June 19, 2014, the Committee approved an amendment to the Plan to revise the definition of “Change in Control” to be consistent with the Company 2008 Change-in-Control Severance Benefit Plan, as amended, and to make certain other amendments relating to procedures under the Plan as set forth more fully in this Second Amendment.

NOW, THEREFORE, in order to implement the changes to the Plan as approved by the Committee, the Company hereby amends the Plan as follows:

1.              Section 2, the definition of “Change in Control” is hereby amended and restated effective as of the date hereof (except that the provisions of subsection (d) shall be deemed to have been in effect at all times from and after December 12, 2002), to read in its entirety as follows:

“‘Change in Control’: Subject to (d) below, A Change in Control shall be deemed to have occurred upon the occurrence of (a), (b) or (c) below:

(a) any Person (excluding (i) any employee benefit plan of the Company or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) Robert Stiller, members of his family and trusts for their benefit) become(s) the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis (and taking into account all such securities that such “person” or “group” (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act) (“Person”) has the right to acquire pursuant to any option right); provided, that if a Person (subject to the exclusions set forth in (a)(i) and (a)(ii) above) becomes the “beneficial owner” (as defined above) of 35% or more but less than 50% of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis (and taking into account all such securities that such Person has the right to acquire pursuant to any option right), no Change in Control shall be deemed to have occurred by reason thereof under this paragraph (a) if within fifteen (15) days of being advised that such ownership level has been reached, a majority of the “Incumbent Directors” then in office adopt a resolution approving the acquisition of that level of securities ownership by such Person.  As used herein, “Incumbent Directors” means the individuals who, as of June 19, 2014, constituted the Board; provided, that any individual who becomes a member of the Board subsequent to June 19, 2014 and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors;

(b) there is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (such event, a “Business Combination”) unless, following such Business Combination, (i) the Persons who were the beneficial owners (as defined in paragraph (a)) of the equity securities of the Company entitled to vote for members of the Board beneficially own (as so defined), directly or indirectly, more than 50% of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the equity securities of the Company entitled to vote for members of the Board, (ii) no Person (excluding any entity resulting from such Business Combination or any entity or individual described in (a)(i) or (a)(ii) or that would be so described if the resulting entity were substituted for “the Company and its subsidiaries” in (a)(i)) beneficially owns, directly or indirectly, 35% or more of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or the equivalent) resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(c) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

(d) Notwithstanding the foregoing and any other provision of the Plan (including any provision of the Plan as originally in effect or as subsequently amended or restated), no CIC shall be deemed to have occurred prior to June 19, 2014.”

2.              Section 4.3(a) is hereby amended and restated to read in its entirety as follows:

“Notwithstanding Sections 4.1 and 4.2 above but subject to Section 4.3(c) below, an Eligible Person may irrevocably elect at the time of deferral to have a portion or all of the amount so deferred credited as Stock Units.  The Administrator shall use the last sale price for the Common Stock reported on the Nasdaq National Market (or, if the Common Stock is then principally traded on another exchange, the closing price on such exchange), with respect to Eligible Pay in the form of cash, as reported for the last trading day of the month in which the Eligible Pay would otherwise have been paid and, with respect to Eligible Pay in the form of a stock unit grant, the date of such stock unit grant.  Any portion of a Participant’s Account denominated in Stock Units pursuant to this Section 4.3(a): (i) shall be increased, in the event any cash dividend is declared with respect to the Common Stock while such portion of the Account remains unpaid, by additional Stock Units equal in number to the number of shares of Common Stock in which such dividend (had it been payable with respect to Stock Units on the same basis as with respect to shares of Common Stock) could have been reinvested on the dividend payment date, using the last sale price for the Common Stock reported on the Nasdaq National Market (or, if the Common Stock is then principally traded on another exchange, the closing price on such exchange) for the payment date (any such Stock Units, the “Dividend Stock Units”), and (ii) shall be payable only in shares of Common Stock, with one share of Common Stock payable for each Stock Unit; provided, that in the event of a Change in Control any portion of a Participant’s Account then denominated in Stock Units shall (A) as of the date of the Change in Control, be notionally re-invested (assuming a per-share value equal to the per-share value of the Common Stock immediately prior to the Change in Control) in one or more other Earnings Measures specified by, or elected in accordance with rules prescribed by, the Administrator, and (B) when payable thereafter in accordance with the provisions of Section 5 shall be payable in cash.”

3.              Section 5.1 is hereby amended and restated in its entirety to read as follows:

“Time of Distribution.  At the time of a Participant’s deferral election under Section 3 above and subject to the remaining provisions of this Section 5, the Participant may elect to receive all or any portion of the amount then being deferred, adjusted for notional earnings as described at Section 4 above, in a single lump sum at or within thirty (30) days following, or in installments commencing at or within thirty (30) days following, a fixed date specified in such election (a “fixed-term deferral”); provided, that if the Participant Separates from Service prior to the date so specified, any amounts subject to the “fixed-term deferral” then remaining to the Participant’s Account shall be distributed in a single lump sum on the Earliest Post-Separation Payment Date following the Participant’s Separation from Service; and further provided, that if the Participant makes no fixed-term designation at the time of his or her deferral election under Section 3 above, the amount so deferred, adjusted for notional earnings as described at Section 4 above, shall be paid in a single lump sum on the Earliest Post-Separation Payment Date following the Participant’s Separation from Service; and further provided, that in the absence of a written election to the contrary that complies with Section 409A, any Dividend Stock Units in the Participant’s Account shall be distributed at the same time and in the same form as the Stock Units to which they relate.”

4.              In all other respects, the Plan is hereby confirmed and ratified in its entirety.

KEURIG GREEN MOUNTAIN, INC.

/s/ Michael J. Degnan
Michael J. Degnan
Chief Legal Officer, Corporate General Counsel and Corporate Secretary